Exhibit 99.1

PRESS RELEASE

GSE Holding Appoints J. Michael Kirksey as Chief Financial Officer

HOUSTON, TX – January 7, 2013 – GSE Holding, Inc. (NYSE:GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today announced the appointment of J. Michael Kirksey as Executive Vice President and Chief Financial Officer effective immediately.

Mr. Kirksey brings to GSE more than 35 years of finance and accounting experience. For the past five years Mr. Kirksey served as Executive Vice President and Chief Financial Officer for Endeavour International Corporation, a NYSE traded company. While there, he was instrumental in raising over $1B in capital to support the growth of the company. Prior to this position, he was the Chief Financial Officer at SIRVA, Inc. where he was responsible for rebuilding and restoring normal operations to the entire financial organization including: accounting, treasury, tax, systems, financial planning, internal audit, and investor relations.

Throughout his career, Mr. Kirksey has served in several executive financial and general management positions and has gained extensive domestic and international experience, including leading many acquisition and divestiture transactions, both in the US and internationally.

“I am delighted to welcome Mike to the senior leadership team of GSE, and believe his results-oriented focus will fit our culture very well,” said Mark Arnold, President and Chief Executive Officer. “I am confident that his extensive knowledge from serving as a public company Chief Financial Officer, along with his significant international experience, will contribute to our success as we continue to execute on our planned initiatives and expand our global footprint.”

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company’s principal products are polyethylene based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills, contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the US, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.   These statements may include words such as “anticipate,” “believe,” “may,” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events.  Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by GSE from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, GSE’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, GSE disclaims any obligation to publicly update such statements.

CONTACT:
Cade Kohoutek
Director, Financial Reporting, Planning & Analysis
Phone: 281-230-6733
Email: ckohoutek@gseworld.com